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                                                  EXHIBIT 10(h)

[NOVACARE LOGO]




April 23, 1997




Mr. Andrew Stith
546 Hilaire Road
St. Davids, PA 19087



Dear Andrew:



It is indeed a pleasure to confirm NovaCare Employee Services' offer of employment and your acceptance to become Senior Vice President of Sales and Marketing. The management team is very pleased that someone of your stature and experience will be helping shape our future. Equally important, we believe that you will contribute in a significant way to the building of a culture based on values. Your experience, leadership and recent accomplishments are important to this decision, and we look forward to your contributions and much success together.



The offer of employment is as follows:



- BASE SALARY - You will be paid $5,692.30 on a bi-weekly basis as that is our method of payment. This annualizes to a base salary of $148,000. You will be eligible for a salary review on January 1, 1998.



- INCENTIVE OPPORTUNITY - You will be eligible to participate in the NovaCare Employee Services Incentive Compensation Plan as approved by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Your maximum opportunity will be 35% of your base salary. This incentive will be based on performance against objectives which you and I will negotiate. Bonuses are normally distributed after the end of the fiscal year. Your first bonus will be payable after the end of the 1998 fiscal year, provided you are still employed by NCES at that time. An incentive plan document will be forthcoming from Bud Locilento.



- SUPPLEMENTAL INCENTIVE OPPORTUNITY - In addition to your incentive opportunity, in FY 1998 you will be eligible for additional formula-based compensation as determined by the performance of the sales team against stated objectives and EPS, as a measure of company performance. The maximum payout under this supplemental plan will be $150,000. I will establish the specific performance criteria and a payment schedule on or before July 1, 1997.



NOVACARE EMPLOYEE SERVICES, INC.
1016 W. Ninth Avenue King of Prussia, PA 19406  610 878 8200  Fax 610 992 3388

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Mr. Andrew Stith
April 23, 1997
Page 2



- EQUITY - You will receive an initial stock option grant of 30,000 stock options priced at $2.80, subject to approval of the Compensation Committee. This grant will vest in five equal installments of 20% each starting with the first anniversary of the grant. Thereafter, you will be eligible to participate in NovaCare Employee Services Stock Option Plan and may receive grants at the discretion of the Board of Directors.



- EQUITY PARTICIPATION - You will be permitted to purchase 5,000 shares of NovaCare Employee Services stock at a price of $2.80 per share pursuant to a separate stock purchase agreement. NovaCare Employee Services will provide a loan in an amount equal to the purchase price with deferred interest. In order for you to receive this benefit, a note must be executed by you as a condition of the loan. The interest for this loan will be at the prime rate plus 1% and will be deferred until such time that the note is repaid, which shall be no later than two years from the date the note is executed.



- OFFICER STATUS - You will be elected an Officer of NovaCare Employee Services, subject to the approval of the Board of Directors.



- SUPPLEMENTAL BENEFITS PLAN - You will continue to participate in the NovaCare, Inc. Supplemental Benefits Plan as a Level I executive, or in a comparable plan established by NovaCare Employee Services, Inc.



- BENEFITS - You will be eligible to participate in any and all of the group benefit plans that NovaCare Employee Services offers.



- CONFIDENTIALITY AGREEMENT - Restrictions. In order to induce NovaCare Employee Services to enter into this Agreement, and in consideration of your employment hereunder, you agree, for the benefit of NovaCare Employee
  Services and its affiliates, that you will not, during the period of your employment with NovaCare and for one (1) year thereafter commencing on the date of termination of your employment with NovaCare Employee Services:





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Mr. Andrew Stith
April 23, 1997
Page 3






(b) solicit or entice or endeavor to solicit or entice away from NovaCare Employee Services or any affiliate of NovaCare Employee Services or employ, directly or indirectly, any person who was an employee of NovaCare Employee Services or of any affiliate of NovaCare Employee Services at any time during the one-year period ending on the date of termination of your employment with NovaCare Employee Services, either for your own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of NovaCare Employee Services or its affiliates, except that this restriction shall not apply in the case of any person whose employment shall have been terminated by NovaCare Employee Services or its affiliates; or



(c) The Employee shall, during the Employee's employment with the Employer and at all times thereafter, treat all confidential material (as hereinafter defined) of the Employer or any other member of the Company Group (as hereinafter defined) confidentially. The Employee shall not without the prior written consent of the President of the Employer, disclose such confidential material, directly or indirectly, to any party, who at the time of such disclosure is not an employee or agent of any member of the Company Group, or remove from the premises of the Employer or any other member of the Company Group any notes or records relating thereto, copies to facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of any member of the Company Group. The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee (whether made by the foregoing or other means), are the exclusive property of the Company Group. The Employee shall not in any manner use any confidential material of the Company Group, or any other property of any member of the Company Group, outside of the scope of the Employee's duties and responsibilities under this Agreement or in any way that is detrimental to any member of the Company Group.



(d) For the purpose hereof, the term "confidential material" means all information in any way concerning the activities, business or affairs of any member of the Company Group or any of the customers or clients of any member of the Company Group, including, without limitation, information concerning trade secrets, together with all sales and financial information concerning any member of the Company Group and any and all information concerning projects in research and development or marketing plans for any products or projects of the Company Group, and all

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Mr. Andrew Stith
April 23, 1997
Page 4


information in any way concerning the activities, business or affairs of any of such customers or clients, which is furnished to the Employee by any member of the Company Group or any of its agents, customers or clients, or otherwise acquired by the Employee in the course of the Employee's employment with the Employer; provided, however, that the term "confidential material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was available to the Employee on an non-confidential basis prior to his employment with any member of the Company Group or (iii) becomes available to the Employee on a non-confidential basis from a source other than any member of the Company Group or any of its agents, provided that such source is not bound by a confidentiality agreement with any member of the Company Group or any of such agents.



You agree that if, in any proceeding, the court or other authority refuses to enforce the foregoing covenants because such covenants cover too extensive a geographic area or too long a period of time, any such covenant will be deemed appropriately amended and modified in keeping with the intention of the parties, to the maximum extent permitted by law.



You acknowledge and agree that the confidentiality and other covenants and agreements set forth herein are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the business and other legitimate business interests of NovaCare. You acknowledge and agree that the covenants and agreements set forth in this Agreement are a material reason for the payment of the compensation and benefits provided for in this Agreement.



In the event of a breach or threatened breach by you of any of the provisions of Paragraph(b), (c) and (d) provisions of this Agreement, you hereby consent and agree that NovaCare will be entitled to prejudgment injunctive relief or similar equitable relief, designed to maintain the status quo ante pending arbitration under this Agreement, as described below, by restraining you from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by you under such paragraphs, without the necessity of showing any actual damage or that only damages would not afford in adequate remedy and without the necessity of posting any bond or other security. You hereby consent to the jurisdiction of the federal courts located in the Eastern District of Pennsylvania and the state courts operating within the geographical area included in such District for any proceedings hereunder.



ARBITRATION - We will attempt amicably to resolve disagreements and disputes hereunder by negotiation. If the matter is not amicably resolved through negotiation,

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Mr. Andrew Stith
April 23, 1997
Page 5



within thirty (30) days after written notice from either party, and controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, PA, in accordance with the J.A.M.S./Endispute Alternative Dispute Resolution Services Rules of Procedure for Arbitration. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.



Your employment relationship with NovaCare Employee Services is at will. Either you or NovaCare Employee Services may terminate that relationship at any time, with or without notice. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you and an authorized officer on behalf of NovaCare Employee Services.



These issues represent the substantive parts of the employment offer, Andrew. We have a dynamic organization and a bright future. We are all delighted that you will be joining the team on May 1, 1997. Please acknowledge your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me.



Welcome to NovaCare Employee Services!



Sincerely,



/s/ Loren J. Hulber
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Loren J. Hulber




cc: A.T. Locilento, Jr.





Agreed and Accepted:

/s/ Andrew W. Stith                      9/5/97
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Andrew Stith                            Date